EXHIBIT 99.2
JOHN N. GIORDANO jgiordano@bushross.com (813) 204-6403 [Direct Line]	1801 N. Highland Avenue Tampa, Florida 33602 (813) 224-9255[Phone] (813) 223-9620 [Fax] www.bushross.com Mailing Address: Post Office Box 3913 Tampa, Florida 33601-3913

June 18, 2009

OmniReliant Holdings, Inc.
4218 W. Linebaugh Ave.
Tampa, FL 33624

Re.
Agreement and Plan of Merger by and among OMNIRELIANT HOLDINGS,
INC., OMNIRELIANT ACQUISITION SUB, INC., ABAZIAS.COM, INC.,
ABAZIAS, INC., a Delaware corporation, and ABAZIAS, INC.,  a Nevada corporation.
Our file no. 12297.1

Ladies and Gentlemen:

We have acted as counsel to OMNIRELIANT HOLDINGS, INC. (“Parent”), in connection with the proposed merger (the “Merger”) of ABAZIAS, INC., a Delaware corporation (“Target”), with and into OMNIRELIANT ACQUISITION SUB, INC., a Nevada corporation (“Merger Sub”), pursuant to the terms of the Agreement and Plan of Merger dated as of April 29, 2009 (the “Reorganization Agreement”) by and among Parent, Merger Sub, ABAZIAS.COM, INC., a Nevada corporation (“Abazias.com”), Target, and ABAZIAS, INC., a Nevada corporation (“Abazias-NV”), as described in the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission on May 7, 2009 (the “Registration Statement”). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

With your approval, as to factual matters that affect our opinions, we have relied solely on our examination of the following documents and have made no independent verification of the facts asserted to be true and correct in those documents:

(i) the Reorganization Agreement, a copy of which is attached hereto;

OmniReliant Holdings, Inc.

(ii) the OmniReliant Holdings, Inc. Statement of Designation, Powers, Preferences and Rights of Series E Preferred Stock approved by Parent’s Board of Directors on April 29, 2009, a copy of which is attached hereto;

(iii) the Executive Employment Agreement by and between Abazias.com and Oscar Rodriguez, effective December 3, 2008, a copy of which is attached hereto;

(iv) the Executive Employment Agreement by and between Abazias.com and Jesus Diaz, effective December 3, 2008, a copy of which is attached hereto;

(v) the Consulting Agreement by and between Target and Strategic Capital Advisors, Inc., a Nevada Corporation, effective November 1, 2007, a copy of which is attached hereto;

(vi) written representations and covenants of Parent concerning certain facts underlying and relating to the Merger set forth in the Representation Letter from Target to us dated as of June 9, 2009, executed by Paul Morrison, a copy of which is attached hereto;

(vii) written representations and covenants of Target concerning certain facts underlying and relating to the Merger set forth in the Representation Letter from Target to us dated as of May 21, 2009, executed by Oscar Rodriguez, a copy of which is attached hereto;

(viii) the Form S-4 Registration Statement Under the Securities Act of 1933 as filed with the Securities and Exchange Commission on May 7, 2009; and

(ix) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.  We have consequently assumed in rendering these opinions that the information presented in the above-referenced documents or otherwise furnished to us accurately and completely describes in all material respects all facts relevant to the Merger.

We have also assumed for purposes of rendering these opinions that (i) the representations of the Parent and Target set forth in the Representation Letters are true, complete, and correct, without any qualification set forth in the Representation Letters to the effect that a representation therein is made to a person’s knowledge; (ii) the statements made concerning the Merger in the Reorganization Agreement are true, complete, and correct; (iii) the Merger will be consummated in accordance with the terms of the Reorganization Agreement; (iv) the Merger will comply in all respects with applicable law and will be a valid merger under the Laws of the State of Nevada pursuant to Article I of the Reorganization Agreement; and (v) the Parent and Target have complied with and will continue to comply with the covenants and agreements set forth in the Representation Letters and the Reorganization Agreement.  Our opinions could be affected if any of the facts set forth in the Merger Agreement or the Representation Letters are or become inaccurate or if there is a failure to comply with any of the covenants and agreements set forth in the Reorganization Agreement or the Representation Letters.

OmniReliant Holdings, Inc.

The opinions set forth below are based solely on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated by the Treasury Department thereunder, court decisions, and published rulings and administrative pronouncements issued by the Internal Revenue Service with respect to all of the forgoing, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis.  In addition, there can be no assurance that positions contrary to those stated in our opinions may not be asserted by the Internal Revenue Service, or that a court considering these issues would not hold contrary to such opinions.

Based on and subject to the foregoing, and subject to the qualifications and limitations stated herein and such examinations of law as we have deemed necessary, we are of the opinion that, for U.S. federal income tax purposes (i) the merger of Target with and into Merger Sub pursuant to and in accordance with the terms of the Reorganization Agreement will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) Target and Parent will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of U.S. federal taxation.  The opinions stated above represent our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter.  We can give no assurance that legislative enactments, administrative changes, or court decisions may not be forthcoming that would modify or supersede our opinions.

The opinions set forth above represent our conclusions based on the assumptions, documents, facts, and representations referred to above.  Any material amendments to such documents, changes in any significant facts, or inaccuracy of such assumptions or representations could affect the accuracy of our opinions.  The opinions set forth herein are as of the date hereof, and we undertake no obligation to update these opinions in the event that there is either a change in the legal authorities, facts, or documents on which these opinions are based on an inaccuracy in the representations or assumptions on which we have relied in rendering these opinions.

Pursuant to U.S. Treasury Circular 230, you are hereby informed that the U.S. federal tax advice contained herein (i) is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding U.S. tax penalties and (ii) is written in connection with the Reorganization Agreement.  Each taxpayer should seek advice based on its particular circumstances from an independent tax advisor.

OmniReliant Holdings, Inc.

These opinions are being provided to you for your benefit in connection with the Merger.  These opinions are solely for your information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

BUSH ROSS, P.A.

________________________

By: John N. Giordano, Vice-President